Exhibit 10.1

AMENDMENT NO. 3 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 3 (this "Amendment") is entered into as of December 11, 2013, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
A.    Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011, as amended by Amendment No. 2 to Revolving Credit and Security Agreement dated November 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations; and
B.    In connection with the foregoing, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
2.    Amendment to Loan Agreement.
(a)    Section 1.2 of the Loan Agreement is amended to delete the defined terms for “Commitment Percentage”, “Equipment Advance Rate”, and “Hedging Contracts”.
(b)    Section 1.2 of the Loan Agreement is amended to add the following new defined terms in appropriate alphabetical order:

"Alternate Source" has the meaning set forth in the definition of Federal Funds Open Rate.
"Amendment No. 3" means Amendment No. 3 to Revolving Credit and Security Agreement among Agent, Lenders, and Borrowers dated as of December 11, 2013.
"Amendment No. 3 Closing Date" means the date of Amendment No. 3.
“Cash Management Liabilities” has the meaning provided in the definition of “Cash Management Products and Services.”
“Cash Management Products and Services” means agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under any Guaranty (including the guaranty contained in this Agreement) and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CFTC” means the Commodity Futures Trading Commission.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Commodities Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into by any Borrower that provides for a commodity swap or option with respect to, or similar transactions, for the purpose of hedging Borrowers’ exposure to fluctuations in commodity prices.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Contract Rate” has the meaning set forth in Section 3.1.
“Covered Entity” means (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligible Real Property” means Real Property of a Borrower that is items (i) through (iv) in the definition of Mortgaged Real Property, that is appraised by an appraiser that is acceptable to Agent, in its reasonable discretion, on a Fair Market Value basis, and that Agent, in its sole discretion exercised in good faith, deems eligible, based on such considerations as Agent may from time to time deem appropriate including whether the Real Property is subject to a perfected, first priority Lien in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Real Property shall not be Eligible Real Property if (i) it does not conform in all material respects to all material standards imposed by any Governmental Body which has regulatory authority over such Real Property or the use or sale thereof, (ii) it is subject to any agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Real Property, or (iii) all of the Term Loan Release Conditions have not been satisfied with respect to the Mortgaged Real Property.
“Eligibility Date” means, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).
“Excluded Hedge Liability or Liabilities” means, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Taxes” means, with respect to Agent, any Lender, Participant, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its overall net income (however denominated), branch profit Taxes, and franchise Taxes (in lieu of net income Taxes), (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such recipient’s failure to comply with Section 3.10(e), or (d) any Taxes imposed under FATCA.
“Fair Market Value” means, with respect to Real Property of any Person, the fair market value thereof (based on not longer than a 12-month sales period) as determined in a manner acceptable to the Agent from time to time by an appraiser acceptable to the Agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Flood Laws” means all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.
“Foreign Currency Hedge Liabilities” has the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Event” means, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Interest Rate Hedge Liabilities” has the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
“Law(s)” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Lender-Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person; provided that “Foreign Currency Hedge Liabilities” with respect to any non-Borrower Subsidiary of a Borrower or a Guarantor excludes liabilities owing to any provider of any Lender-Provided Foreign Currency Hedge that does not contain “PNC” in its name. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“Margined Value” means 80% of the Net Orderly Liquidation Value of Borrower’s Eligible Equipment, plus 75% of the Fair Market Value of Borrowers’ Eligible Real Property, minus $2,250,900.
“Non-Defaulting Lender” means, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
“Non-Qualifying Party” means any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Note” means, collectively, the Term Note and the Revolving Credit Note.
“Other Connection Taxes” shall mean, with respect to Agent, Lender or other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under or engaged in any other transaction pursuant to or enforced this Agreement or sold or assigned an interest in the Advances).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any Other Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Pledge Agreement” means that certain Pledge Agreement executed by Borrowers in favor of Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.
“Qualified ECP Loan Party” means each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding

$10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Revolving Commitment” means, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” means, as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page to Amendment No. 3 (or, in the case of any Lender that became party to this Agreement after the Amendment No. 3 Closing Date pursuant to Section 16.3(c) or (d), the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Revolving Commitment Percentage” means, as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page to Amendment No. 3 (or, in the case of any Lender that became party to this Agreement after the Amendment No. 3 Closing Date pursuant to Section 16.3(c) or (d), the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" has the meaning set forth in Section 2.4.
“Term Loan Commitment” means, as to any Lender, the obligation of such Lender (if applicable), to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.
“Term Loan Commitment Amount” means, as to any Lender, the term loan commitment amount (if any) set forth below such Lender’s name on the signature page to Amendment No. 3 (or, in the case of any Lender that became party to this Agreement after the Amendment No. 3 Closing Date pursuant to Section 16.3(c) or (d), the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d).
“Term Loan Commitment Percentage” means, as to any Lender, the Term Loan Commitment Percentage (if any) set forth below such Lender’s name on the signature page to Amendment No. 3 (or, in the case of any Lender that became party to this Agreement after the Amendment No. 3 Closing Date pursuant to Section 16.3(c) or (d), the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d).
“Term Loan Pledge Account” means an account at PNC that is subject to the Term Loan Pledge Agreement into which the remaining $12,749,100 balance of the Term Loan will be advanced and then disbursed in accordance with terms and conditions of this Agreement. The Term Loan Pledge Account is part of the Collateral.
“Term Loan Pledge Agreement” means that certain Pledge Agreement executed by one or more of the Borrowers in favor of Agent dated as of the Amendment No. 3 Closing Date with respect to the Term Loan and any other pledge agreements executed after the Amendment No. 3 Closing Date by any Person to secure the Obligations.
"Term Loan Rate" means (a) with respect to Term Loans that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term Loans that are Eurodollar Rate Loans, the sum of the Applicable Margin plus the Eurodollar Rate.
“Term Loan Release Conditions” means that each of the following exists at the same time and is satisfactory to Agent in its sole discretion:
(i)    No Default or Event of Default exists or would be caused by any transfer from the Term Loan Pledge Account.
(ii)    Agent has received fully executed originals of (1) a Mortgage on the real property located at 5683 Hines Drive, Ann Arbor, Michigan; (2) a Mortgage on the real property located at 420 S. Maumee Street, Tecumseh, Michigan; and (3) all documents listed on the Preliminary Closing Checklist attached as Exhibit C to Amendment No. 3 (as well as all documents and agreements listed on the Preliminary Closing Checklist that do not require a signature), including a legal opinion with respect to the First Amendment to Deed of Trust covering opinions similar to the opinions provided in Sections 1 and 4 of the opinion letter delivered by Honigman Miller Schwartz and Cohn LLC at the Amendment No. 3 Closing Date.
(iii)    Agent has received new surveys (or an existing survey with respect to the Real Property commonly known as 5683 Hines Drive, Ann Arbor, Michigan, which shall have been re-certified to Agent and the title insurance company as of a date on or about the Amendment No. 3 Closing Date), appraisals, and environmental studies and reports (which studies and reports have been prepared by independent environmental engineering firms reasonably satisfactory to Agent) for the Mortgaged Real Property.
(iv)    Within no more than 29 days of the Amendment No. 3 Closing Date, Agent has received evidence satisfactory to Agent that the Mortgage for the 5683 Hines Drive, Ann Arbor, Michigan Real Property has been recorded with the Washtenaw County Register of Deeds, and the Mortgage for the 420 S. Maumee Street, Tecumseh, Michigan Real Property has been recorded with the Lenawee County Register of Deeds.
(v)    Agent has received, for the Mortgaged Real Property, fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), each in standard ALTA form, issued by a title insurance company reasonably satisfactory to Agent, in an amount equal to the fair market value of the applicable parcel of Mortgaged Real Property insuring the applicable Mortgage to create a valid first-priority Lien on such parcel of Mortgaged Real Property with no exceptions (including survey exceptions), other than exceptions, if any, agreed to in writing by Agent in its sole discretion.
"Term Note" means the promissory note described in Section 2.4 of this Agreement.

(c)    The following defined terms in Section 1.2 of the Loan Agreement are amended to read as follows:
“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.
“Advances” means and includes the Revolving Advances, Letters of Credit, as well as the Term Loan.
“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Margin” means, for Revolving Advances and the Term Loan, as of the Closing Date through September 30, 2011, the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Revolving Advances	Revolving Advances
1.25%	2.25%

Thereafter, effective as of the first Business Day following receipt by Agent of the Average Undrawn Availability Report for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Average Undrawn Availability for the calendar quarter period ending on the last day of the most recently completed calendar quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

TIER	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
		Revolving Advances	Term Loan	Revolving Advances	Term Loan
I	Greater than $25,000,000	1%	2%	2%	3%
II	Greater than $10,000,000 but less than or equal to $25,000,000	1.25%	2%	2.25%	3%
III	Less than or equal to $10,000,000	1.50%	2%	2.50%	3%

If the Borrowers do not timely deliver the Average Undrawn Availability Report, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of the Average Undrawn Availability Report, at which time the rate will be adjusted based upon Average Undrawn Availability reflected in the Average Undrawn Availability Report.
If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, the Agent determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of Average Undrawn Availability would have resulted in different pricing for any period, then (i) if the proper calculation of the Average Undrawn Availability would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in lower pricing for such period, Lenders shall automatically and retroactively be obligated to pay to the Borrowers, promptly upon demand by the Borrowers, an amount equal to the excess of the amount of interest and fees that was actually paid for such period over the amount of interest and fees that should have been paid for such period; provided, that, if as a result of any restatement or other event a proper calculation of the Average Undrawn Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods, and the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any, of the amount of interest and fees that was actually paid for all applicable periods over the amounts of interest and fees that should have been paid for such periods.
"Cash Dominion Triggering Event" means (a) the occurrence of an Event of Default that is continuing, or (b) that Undrawn Availability is less than or equal to (i) $10,000,000 for 5 consecutive Business Days, or (ii) $7,500,000 on any Business Day.
“Defaulting Lender” means any Lender that: (a) has failed, within 2 Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to Agent, Issuer, or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within 2 Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period as calculated on a first-in-first-out basis (excluding extraordinary gains), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period (excluding interest expense relating to accounts receivable factoring to the extent not classified as debt on a balance sheet in accordance with GAAP if expensed in calculating net income), plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes.

“Eligible Equipment” means Equipment of a Borrower that is appraised by an appraiser that is acceptable to Agent on a Net Orderly Liquidation Value basis, and that Agent, in its reasonable discretion, deems eligible, based on such considerations as Agent may from time to time deem appropriate, including whether the Equipment is subject to a perfected, first priority Lien in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Equipment shall not be Eligible Equipment if it (i) does not conform to all material standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is located outside the continental United States, Canada, or at a location that is not otherwise in compliance with this Agreement, (iii) is the subject of an Intellectual Property Claim; (iv) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Equipment, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (v) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; (vi) the full purchase price for such Equipment has not been paid by a Borrower; (vii) is not in good working order and condition (ordinary wear and tear excepted) or is used or held for use by a Borrower other than in the Ordinary Course of Business of such Borrower; or (viii) constitutes a "fixture" under the applicable laws of the jurisdiction in which such Equipment is located.
“Excluded Collateral” means (i) any loan or note receivables owing by Tecumseh Products India, Ltd. to Tecumseh Products and any security therefor; and (ii) and the stock of non-US and non-Canadian subsidiaries. In no event, however, does Excluded Collateral include any Equipment or any Intellectual Property.
"Financial Covenant Triggering Event" means (a) the occurrence of an Event of Default that is continuing, or (b) that Undrawn Availability is less than or equal to (i) $12,500,000 for 5 consecutive Business Days, or (ii) $10,000,000 on any Business Day.
“Formula Amount” shall mean an amount as calculated at any time and from time to time equal to the Borrowing Base, minus such reserves as the Agent may in its reasonable discretion deem proper and necessary from time to time, including with respect to Priority Payables. But no reserves may be implemented at any time with respect to Permitted Hedging Contracts that are not provided by PNC, any Lender, or any of their respective Affiliates.
“General Intangibles” means and includes as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables and the Excluded Collateral).
“Governmental Body” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Lender” and “Lenders” has the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.
“Lender-Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person; provided that “Interest Rate Hedge Liabilities” with respect to any non-Borrower Subsidiary of a Borrower or a Guarantor excludes liabilities owing to any provider of any Lender-Provided Interest Rate Hedge that does not contain “PNC” in its name. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“Maximum Revolving Advance Amount” means $34,000,000.
“Mortgaged Real Property” means the Real Property commonly known as (i) 2700 West Wood Street, Paris, Tennessee, (ii) 200 Elm Street, Aylmer, Ontario, Canada, (iii) 5683 Hines Drive, Ann Arbor, Michigan, (iv) 420 S. Maumee Street, Tecumseh, Michigan, and (v) any other Real Property subject to a Mortgage.
“Obligations” means and includes any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor to Issuer, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services) whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Borrower’s or any Guarantor’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Borrower or any Guarantor) under this Agreement, the Other Documents or under any other agreement between Issuer, Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Issuer, Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Issuer, Agent or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“Other Documents” means, collectively, the Mortgages, the Canadian Security Documents, the Note, the Questionnaire, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, the Term Loan Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
“Participation Commitment” means the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.23(b)(iii)) in the Letters of Credit issued hereunder.
“Permitted Encumbrances” means:
(a)    Liens in favor of Agent for the benefit of Agent and Lenders;
(b)    Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(c)    Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;
(e)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;
(f)    Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Guarantor, or any property of any Borrower or any Guarantor, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;
(g)    mechanics’, workers’, materialmen’s, warehouse, statutory landlord or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;
(h)    Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.8;
(i)    Canadian statutory Liens in respect of deemed statutory trusts under pensions benefits and employment standards legislation that are subordinate and junior to Agent’s Liens;
(j)    [Reserved]; and
(k)    Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Borrower.
“Permitted Hedging Contracts” means: (i) a Lender-Provided Interest Rate Hedge; (ii) an Interest Rate Hedge or Foreign Currency Hedge that (A) is documented in a standard International Swap Dealer Association Agreement, (B) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, (C) is entered into for hedging (rather than speculative) purposes, (D) is unsecured, and (E) is with a generally recognized counterparty with combined capital and surplus of at least $100,000,000, on a consolidated basis with such counterparty’s parent company; and (iii) a Commodities Hedge Agreement entered into by a Borrower for hedging the commodity price-fluctuation risk attendant to such Borrower’s business activities, which is entered into in the Ordinary Course of Business and not for speculative purposes, with a generally recognized counterparty with combined capital and surplus of at least $100,000,000, on a consolidated basis with such counterparty’s parent company.
“Required Lenders” means Lenders (not including any Defaulting Lender) holding more than 50% of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) the outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Term Loans, plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three Lenders, Required Lenders means all Lenders (excluding any Defaulting Lender).
“Revolving Advances” means Advances other than Letters of Credit and the Term Loan.
“Senior Debt Payments” shall mean and include all cash actually expended by Borrowers on a Consolidated Basis to make (a) interest payments on any Advances hereunder, plus (b) principal payments on the Term Loan (other than principal payments made from amounts in the Term Loan Pledge Account), plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money (which, for clarity, includes fees and expenses with respect to accounts receivable factoring to the extent that the fees and expenses were added back in the calculation of Earnings Before Interest and Taxes).
“Undrawn Availability” at a particular date means an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan), plus (ii) the Maximum Undrawn Amount, plus (iii) all amounts due and owing to any Borrower’s trade creditors that are 60 days or more past due, plus (iv) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ account, the calculation of which shall be acceptable to Agent in its reasonable discretion.
(d)    Section 2.1 of the Loan Agreement is amended to read as follows:
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) the Formula Amount, minus the aggregate Maximum Undrawn Amount, where “Borrowing Base” means:

(i)    up to 85%, subject to the provisions of Section 2.1(b) (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)    up to the lesser of (A) 65%, subject to the provisions of Section 2.1(b), of the value of Eligible Inventory consisting of raw materials, work-in-process, finished goods, and in-transit Inventory (determined on a category by category basis), or (B) 85% of the Net Orderly Liquidation Value of Eligible Inventory consisting of raw materials, work-in-process, finished goods, and in-transit Inventory (determined on a category by category basis) (the lesser of (A) and (B) is called the “Inventory Advance Rate”). In addition to the above limitations, after giving effect to all sublimits, (x) Revolving Advances with respect to Eligible In-Transit Inventory may not exceed $12,000,000 at any one time, and (y) Revolving Advances with respect to all Eligible Inventory, including Eligible In-Transit Inventory may not exceed $20,000,000 in the aggregate at any one time.

The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached to Amendment No. 3 as Exhibit D.

(b)    Discretionary Rights. The Advance Rates and sublimits may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion, including in connection with new Inventory appraisals (provided, however, that prior to the occurrence of an Event of Default or Default which is continuing, Borrower is only obligated to reimburse Agent for one new Inventory appraisal, one new Equipment appraisal, and one new appraisal with respect to each parcel of Real Property during any 12-month period). Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or sublimits, or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b). Unless a Default or Event of Default exists, Agent will provide notice of any adjustment under this Section 2.1(b) two Business Days before its implementation.

(e)    Section 2.2 (g) of the Loan Agreement is amended to read as follows:
(g)    Notwithstanding any other provision, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (f) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(f)    Section 2.4 of the Loan Agreement is amended to read as follows:
2.4    Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to Borrowers in the amount equal to such Lender’s Term Loan Commitment Percentage of $15,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Amendment No. 3 Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or termination of this Agreement: 60 consecutive monthly installments each in the amount of $250,000 beginning on the first Business Day of the first month after the Amendment No. 3 Closing Date and continuing on the first Business Day of each month thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached as Exhibit A to Amendment No. 3.

Notwithstanding any other term or condition of this Agreement or any Other Document, after the Amendment No. 3 Conditions Precedent have been satisfied to Agent’s satisfaction, the Lenders, severally and not jointly, will advance $2,250,900 of the Term Loan to Borrowers by application of that amount to reduce the outstanding principal balance of the Revolving Advances, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, and the remaining $12,749,100 balance of the Term Loan will be advanced into the Term Loan Pledge Account and will be released as follows:

(A)    If the Margined Value of all of Borrower’s Eligible Equipment and Eligible Real Property is greater than or equal to $12,749,100, then the $12,749,100 balance of the Term Loan will be disbursed to Borrowers on the date that all of the Term Loan Release Conditions are satisfied at the same time.

(B)    If the Margined Value of all of Borrower’s Eligible Equipment and Eligible Real Property is less than $12,749,100, then (x) an amount equal to the Margined Value of all of Borrowers’ Eligible Equipment and Eligible Real Property

will be released to Borrowers on the date that all of the Term Loan Release Conditions are satisfied at the same time and (y) the balance remaining in the Term Loan Pledge Account (the “Remaining Balance”) will be released to Borrowers when the regularly scheduled $250,000 principal payments made by Borrowers on the Term Loan equal or exceed the Remaining Balance and if on that date all of the Term Loan Release Conditions are satisfied at the same time.

Furthermore, and notwithstanding any other term or condition of this Agreement or any Other Document, including the immediately preceding sentence, (x) if an Event of Default occurs and is continuing or (y) if no amount in the Term Loan Pledge Account has been released to Borrowers in accordance with subparagraph (B) above by January 7, 2014, then Agent may immediately apply all amounts in the Term Loan Pledge Account first to the outstanding principal installments of Term Loan (in the inverse order of the maturities thereof) until it is paid in full and then to all other Obligations in any order that Agent determines in its sole discretion, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; provided however, if the Term Loan Release Conditions have not been satisfied by January 7, 2014 due to third party delay or such other factors not under Borrowers’ control, then Borrowers will have an additional fifteen (15) days to satisfy the Term Loan Release Conditions for purposes of clause (y) above.

At such time as the balance of the Term Loan Pledge Account is $0, Agent and Borrowers agree to take the steps described in the Deposit Account Control Agreement dated on or about the Amendment No. 3 Closing Date among Agent and Borrowers, with respect to the Term Loan Pledge Account (the “DACA”), to terminate the DACA.

(g)    Section 2.6(a) of the Loan Agreement is amended to read as follows:
(a)    The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence and during the continuance of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances shall be applied pro rata according to the applicable Revolving Commitment Percentages of Lenders (subject to any contrary provisions of Section 2.23). Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders in the inverse order of maturities thereof.

(h)    Section 2.7 of the Loan Agreement is amended to read as follows:
2.7    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Term Loan, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

(i)    Section 2.12 of the Loan Agreement is amended to read as follows:
2.12     Repayment of Participation Advances.

(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender holding a Revolving Commitment thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of (i) Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount or (ii) the Formula Amount less the aggregate Maximum Undrawn Amount, and subject to Section 8.2. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a

Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent the amount of such Lender’s Revolving Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.12.

(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(j)    Section 2.13 of the Loan Agreement is amended to read as follows:
(a)    Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)    If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

(k)    The first sentence of Section 2.16 of the Loan Agreement is amended to read as follows:
The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(l)    Section 2.20 of the Loan Agreement is amended to read as follows:
2.20     Manner of Borrowing and Payment.

(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.23). The Term Loan shall be advanced according to the applicable Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments.

(b)    Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Revolving Commitment Percentages of Lenders holding a Revolving Commitment. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan, shall be applied to the Term Loan pro rata according to the applicable Term Loan Commitment Percentages of Lenders holding a Term Loan Commitment. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c)    (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders holding Revolving Commitments shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender holding a Revolving Commitment shall provide Agent with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender holding a Revolving Commitment with funds in an amount equal to its applicable Revolving Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii)    Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

(iii)    Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

(e)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.20(f).

(f)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.20(e) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (f) shall be conclusive, in the absence of manifest error.

(m)    Section 2.21 of the Loan Agreement is amended to read as follows:
2.21.    Mandatory Prepayments. Subject to Section 4.3, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments: (i) from the net proceeds of Equipment sales or Real Property sales shall be first applied to the outstanding principal installments of the Term Loan (in the inverse order of the maturities thereof) until it is paid in full and then to the other Obligations in such order as Agent may determine in its sole discretion, and (ii) from the net proceeds of sales of Collateral other than Equipment or Real Property (other than the sale of Inventory in the Ordinary Course of Business) shall be applied to the Obligations in such order as Agent may determine in its sole discretion; and in each case, subject, if applied to the Revolving Advances, to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(n)    Section 2.22 of the Loan Agreement is amended to read as follows:
2.22    Use of Proceeds.

(a)    Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed by Tecumseh Products India, Ltd. to its primary lender, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs and reimburse drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advances to prepay the Term Loan.

(b)    Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

(o)    Section 2.23 of the Loan Agreement is amended to read as follows:
2.23    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.
(b)    (i) except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its sole discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(ii)    fees pursuant to Section 3.3(b) shall cease to accrue in favor of such Defaulting Lender.
(iii)    if any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)    Defaulting Lender’s Participation Commitment of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within 1 Business Day following notice by Agent, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(a) for so long as such Obligations are outstanding;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and
(iv)    so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn

Amount of all Letters of Credit (after giving effect to any such issuance, amendment or increase) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage or Term Loan Commitment Percentage.
(d)    Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)    In the event that Agent, Borrowers, and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)    If any Lender holding a Revolving Commitment has notified Borrowers or Agent in writing, or has made a public statement to the effect, or if Agent is otherwise aware with respect to a Lender holding a Revolving Commitment, that it defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Issuer shall have entered into arrangements with Borrowers or such Lender, satisfactory to Issuer to defease any risk to it in respect of such Lender hereunder.
(p)    Section 3.1 of the Loan Agreement is amended to read as follows:
3.1    Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period, provided that all accrued and unpaid interest is due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month or Interest Period, as applicable, at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate for Domestic Rate Loans listed in Tier III of the definition of Applicable Margin plus 2% per annum (the “Default Rate”).
(q)    Section 3.2 of the Loan Agreement is amended to read as follows:
3.2    Letter of Credit Fees.
(a)    Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of such Letter of Credit to and including the date of expiration or termination, equal to the per annum rate of the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances for Eurodollar Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased to an amount equal to the Applicable Margin for Eurodollar Rate Loans in Tier III of the definition of Applicable Margin for Revolving Advances plus two percent (2%) per annum.
(b)    On demand after the occurrence and during the continuance of an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.
(r)    Section 3.3(b) of the Loan Agreement is amended to read as follows:
(b)     Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to .375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.
(s)    Section 3.5(a) of the Loan Agreement is amended to read as follows:
(a)     Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans or Eurodollar Rate Loans, as applicable, during such extension.
(t)    Sections 3.7, 3.8, 3.9, 3.10, and 3.11 of the Loan Agreement are amended to read as follows:
3.7    Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, any Lender or Issuer (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)     subject Agent, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes);
(b)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)    impose on Agent, any Lender or Issuer or the London interbank Eurodollar market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Agent, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, or such Lender or Issuer for such additional cost or such reduction, as the case may be. Agent, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8     Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(a)    reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 for any Interest Period; or
(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan; or
(c)    the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be canceled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Eurodollar Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.
3.9     Capital Adequacy.
(a)    In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Issuer or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)    A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) when delivered to Borrowing Agent shall be conclusive absent manifest error.
Section 3.10     Taxes.

(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender, or Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)    Each Borrower shall indemnify Agent, each Lender, and any Issuer, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent , such Lender, or Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to Borrowers by any Lender, or Issuer (with a copy to Agent), or the Agent, or by Agent on behalf of a Lender or Issuer, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Taxes by any Borrower to a Governmental Body under this Section 3.10, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:
(i)    two duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)    two duly completed valid originals of IRS Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or
(v)    to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.
Without duplication of the above, any Foreign Lender shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or Agent) executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, and shall also provide upon the request of Borrower or Agent such other supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(f)    If a payment made to a Lender, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Issuer, or Agent shall deliver to the Agent (in the case of a Lender or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Lender, Issuer, or Agent has complied with such applicable reporting requirements. Solely for purposes of this subsection (f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(g)    If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes giving rise to such refund); net of all reasonable out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
3.11    [Reserved].

(u)    Section 4.3 of the Loan Agreement is amended to read as follows:

(v)    The following new Section 5.7(d) is added to the Loan Agreement immediately after Section 5.7(c):
(d)    All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(w)    Section 6.5 of the Loan Agreement is amended to read as follows:
6.5     Fixed Charge Coverage Ratio. Upon the occurrence of a Financial Covenant Triggering Event that has not been suspended in accordance with Section 6.10, for Borrowers on a Consolidated Basis, maintain as of (i) the First Test Date, for the period equal to the twelve (12) consecutive months ended on the First Test Date, a Fixed Charge Coverage Ratio of at least 1.1 to 1 and (ii) the last day of each month occurring after such Financial Covenant Triggering Event and continuing until such Financial Covenant Triggering Event is suspended in accordance with Section 6.10, for the period equal to the twelve (12) consecutive months then ended, a Fixed Charge Coverage Ratio of at least 1.1 to 1. “First Test Date” means last day of the month for which Agent has received the financial statements required under Section 9.9. For example, if a Financial Covenant Triggering Event occurred on June 30, 2012 and the last month for which Agent has received the financial statements required under Section 9.9 is May, 2012, then the First Test Date is May 31, 2012 for the twelve (12) consecutive months ended on the First Test Date.

(x)    The references to “$12,500,000” in Section 6.10 of the Loan Agreement are amended to “$15,000,000”.
(y)    The reference to “$10,000,000” in Section 6.11 of the Loan Agreement is amended to “$12,500,000”.
(z)    The following new Section 6.13 is added to the Loan Agreement immediately after Section 6.12:
6.13    Flood Insurance. Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(aa)    The following new Section 6.14 is added to the Loan Agreement immediately after Section 6.13:
6.14    Keepwell.    If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.
(bb)    The references to “$7,500,000” in Sections 7.4 and 7.5 of the Loan Agreement are amended to “$10,000,000”.
(cc)    Section 7.21 of the Loan Agreement is amended to read as follows:
7.21    Hedging Contracts.    Become a party to any Interest Rate Hedge, Foreign Currency Hedge, or Commodities Hedge Agreement other than Permitted Hedging Contracts.
(dd)    Section 9.2 of the Loan Agreement is amended to read as follows:
9.2.    Schedules. Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports listing separately Eligible In-Transit Inventory, raw materials, finished goods, and work-in-process, (d) [reserved]; (e) an Average Undrawn Availability Report setting forth as and for each day of such prior month (i) Undrawn Availability and (ii) Average Undrawn Availability for the month then ended, and (f) a consolidated monthly Borrowing Base Certificate, including ineligible calculations (which shall be calculated as of the last day of such prior month and which, in any event, remains subject to review and approval by the Agent), in each of the foregoing cases in form acceptable to the Agent. Borrowers shall also deliver, or cause the Borrowing Agent to deliver, to Agent on Thursday of each week an interim Borrowing Base Certificate (which shall not be binding upon Agent or restrictive of the Agent’s rights under this Agreement) as of the closing of business on the preceding Sunday and reflecting all activity (sales, collections, credits, etc.) impacting the Receivables of the Borrowers for all Business Days since the preparation of the immediately prior interim Borrowing Base Certificate. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications, Average Undrawn Availability Reports, and amounts of Priority Payables. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. If requested by Agent, Borrowers shall also deliver, or cause Borrowing Agent to deliver, to Agent a hedging activities report and data and other information regarding unhedged positions as the Agent shall deem advisable or appropriate under the then existing circumstances. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

(ee)    Section 9.9 is amended to read as follows:
9.9    Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each month (except with respect to a month that also constitutes the end of a fiscal quarter, in which case Borrower shall only be required to deliver the quarterly financial statements required by Section 9.8), an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business. These financial statements shall be accompanied by a Compliance Certificate.

(ff)    The words “Revolving Credit” in Sections 9.11, 14.1, and 14.3 of the Loan Agreement are deleted.
(gg)    Section 10.20 of the Loan Agreement is amended to read as follows:
10.20    Default Under Hedging Agreements.     The occurrence or existence of any default, event of default, termination event or other similar condition or event (however described) with respect to any Permitted Hedge Agreement, Interest Rate Hedge, or Foreign Currency Hedge, of any Borrower, any Guarantor, or any of their respective Subsidiaries.

(hh)    The following new Section 10.21 is added to the Loan Agreement immediately following Section 10.20:
10.21    Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or Borrowers’ failure to immediately report a Reportable Compliance Event in accordance with Section 16.20 hereof.

(ii)    The following new Section 10.22 is added to the Loan Agreement immediately following Section 10.21:

10.22    Anti-Money Laundering/ International Trade Law Compliance. Any representation or warranty contained in Section 16.20 is or becomes false or misleading at any time.

(jj)    Section 11.5 of the Loan Agreement is amended to read as follows:
11.5     Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and protective advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(a));

SIXTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted before application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH”, and “SIXTH” above and Agent may convert any amounts to Dollars or Canadian Dollars as necessary to make such application; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(a) and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH,” and “SIXTH”, above in the manner provided in this Section 11.5.
(kk)    Section 13.1 of the Loan Agreement is amended to read as follows:
13.1     Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 11, 2018 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (w) $980,000 if the Early Termination Date occurs on or after the Amendment No. 3 Closing Date to and including the date immediately preceding the first anniversary of the Amendment No. 3 Closing Date, (x) $490,000 if the Early Termination Date occurs on or after the first anniversary of the Amendment No. 3 Closing Date to and including the date immediately preceding the second anniversary of the Amendment No. 3 Closing Date, (y) $245,000 if the Early Termination Date occurs on or after the second anniversary of the Amendment No. 3 Closing Date to and including the date immediately preceding the fourth anniversary of the Amendment No. 3 Closing Date, and (z) $0 if the Early Termination Date occurs on or after the fourth anniversary of the Closing Date. No early termination fee, however, will be due and payable if the Borrowers refinance the Obligations with PNC or any of its Affiliates.

(ll)    Section 14.7 of the Loan Agreement is amended to read as follows:
14.7    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
(mm)    Section 16.2 of the Loan Agreement are amended to read as follows:
16.2     Entire Understanding.
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written amendments or supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)    increase the Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, or the maximum dollar amount of the Revolving Commitment Amount or Term Loan Commitment Amount, as applicable, of any Lender without the consent of such Lender directly affected thereby (it being understood and agreed that a waiver of any condition precedent set forth in Article VII or of any Default or Event of Default or mandatory prepayment is not considered an increase in the Revolving Commitment Amount, or the Revolving Commitment Percentage of any Lender;
(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));
(iii)    increase the Maximum Revolving Advance Amount without the consent of all Lenders holding a Revolving Commitment;
(iv)    alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;
(v)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;
(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $2,500,000 without the consent of all Lenders;
(vii)    change the rights and duties of Agent without the consent of all Lenders;
(viii)    subject to clause (f) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances plus the aggregate Maximum Undrawn Amount outstanding hereunder would exceed the Formula Amount for more than 60 consecutive Business Days or exceed 110% of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;
(ix)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders without the consent of all Lenders holding a Revolving Commitment; or

(x)    release any Guarantor or Borrower without the consent of all Lenders.
(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.
(e)    In the event that the Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied by that Lender but has been approved by the Required Lenders, or in the event that a Lender (other than PNC) requests additional compensation under Sections 3.7, 3.8, 3.9 or 3.10, then the Borrowing Agent may, at its option and at its sole cost and expense, require such Lender (other than PNC) to assign, without recourse, its interest in the Advances to one or more banks or financial institutions selected by Borrowing Agent and reasonably acceptable to Agent who wish to become a Lender under this Agreement (each, a "Borrowing Agent Designated Lender"), for a price equal to (i) the then outstanding principal amount of the Advances plus (ii) accrued and unpaid interest and fees due such Lender. In the event the Borrowing Agent elects to require any Lender to assign its interest to a Borrowing Agent Designated Lender, the Borrowing Agent will so notify such Lender and Agent in writing within forty-five (45) days following such Lender's denial or request for additional compensation, and such Lender will assign its interest to a Borrowing Agent Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, the Borrowing Agent Designated Lender, and the Agent provided that the Borrowers have reimbursed such Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, a Lender will not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowing Agent to require such assignment cease to apply.
(f)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount at any time to exceed the Formula Amount at such time by up to 10% of the Formula Amount for up to sixty consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances plus the aggregate Maximum Undrawn Amount to exceed the Formula Amount by more than 10%, Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(f), Agent may elect in its sole discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(g)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 have not been satisfied or the commitments of Lenders, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances, the outstanding Revolving Advance plus the aggregate Maximum Undrawn Amount do not exceed 110% of the Formula Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(g), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
(nn)    Sections 16.3(b), 16.3(c), and 16.3(d) of the Loan Agreement are amended to read as follows:
(b)    Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof (and to the benefits of Section 3.10 as if it were a Lender) provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation is made with Borrower's prior written consent, (ii) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless Borrowers and Agent are notified in writing of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.10(e) as though it were a Lender, and (iii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)    Any Lender, with the consent of Agent (which consent may not be unreasonably withheld or delayed) and, prior to the occurrence and absent the continuance of an Event of Default, the consent of Borrowing Agent (which consent Borrowing Agent may not be unreasonably withheld or delayed, provided that Borrowing Agent’s consent is not needed if the assignment or transfer is to an Affiliate of any Lender or Agent), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $3,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording , provided, however, that unless otherwise agreed by Agent in its sole discretion, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances and/or Term Loans under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage and/or Term Loan Commitment Percentage, as applicable, as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Subject to Borrowing Agent’s right, under certain circumstances, to consent above, each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)     Any Lender, with the consent of Agent and, if applicable, Borrowing Agent as provided above, which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(oo)    Borrowers’ notice address in Section 16.16 is amended to read as follows:

(C)	If to Borrowing Agent or any Borrower: Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108
Attention:    Janice Stipp
Telephone:    (734) 585-9586
Facsimile:    (734) 352-3886

with a copy to:

Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108
Attention:    Christine Saurini

Telephone:    (734) 585-9441
Facsimile:    (734) 352-3741

(pp)    The following new Section 16.20 is added to the Loan Agreement immediately following Section 16.19:
16.20    Anti-Terrorism Laws.
(a)    Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)    Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.
3.    Schedules to Loan Agreement. Attached as Exhibit B are updated Schedules to the Loan Agreement (the “Specified Updated Schedules”) except with respect to Schedule 5.2(b), Schedule 7.5, and Schedule 7.8. Upon the satisfaction of each Condition Precedent, such Specified Updated Schedules amend the existing corresponding Schedules to the Loan Agreement for all purposes.
4.    Amendment No. 3 Fee. When Borrowers execute this Amendment, they must pay Agent for the ratable benefit of the Lenders a $150,000 amendment fee (the “Amendment No. 3 Fee”). The Amendment No. 3 Fee is fully earned and is not refundable in whole or in part. All fees, interest, charges, and costs in this Amendment, the Loan Agreement, and the Other Documents are cumulative.

5.    Conditions of Effectiveness of Amendment. This Amendment is not effective until each of the following conditions precedent (the "Amendment No. 3 Conditions Precedent") have been satisfied to Agent's satisfaction:
(a)    Borrowers pay Agent the Amendment No. 3 Fee.
(b)    Agent has received fully executed originals of (i) this Amendment (including all Exhibits), (ii) the Term Note, (iii) the Revolving Credit Note, (iv) the related documents that require a signature listed as items 4, 7, 11, 12, 13, 27 and 28 on the Preliminary Closing Checklist attached as Exhibit C; provided that with respect to items 12 (the Mortgage for the 5683 Hines Drive, Ann Arbor, Michigan Real Property) and 13 (the Mortgage for the 420 S. Maumee Street, Tecumseh, Michigan Real Property) (items 12 and 13, together the “Specified Mortgages”), such documents are being executed and delivered by the Borrowers at the Amendment No. 3 Closing, but such documents shall only be effective and the Borrowers’ signatures released, and the Agent is permitted to record the Specified Mortgages, upon the earlier to occur of: (y) at such time, which release shall occur automatically, as all other Term Loan Release Conditions have been satisfied such that recording the Specified Mortgages will cause all Term Loan Release Conditions to be satisfied and the balance of the Term Loan shall be released to the Borrowers from the Term Loan Pledge Account in accordance with the Credit Agreement; and (z) at Borrowers’ direction within 29 days of the Amendment No. 3 Closing Date and after Agent’s receipt of the environmental studies and reports described in the Term Loan Release Conditions with respect to such Mortgage Real Property. Agent agrees that if the Specified Mortgages are recorded under clause (z) of the preceding sentence, and the Term Loan Release Conditions are not timely satisfied and the balance of the Term Loan is not released to Borrowers from the Term Loan Pledge Account, then Agent shall record discharges with respect to the Specified Mortgages.
(c)    Agent has received complete copies of the documents and materials listed as item 8 on the Preliminary Closing Checklist attached as Exhibit C.
(d)    All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.
6.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.
7.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
8.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
9.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
10.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Todd Milenius
Todd Milenius, Vice President
Revolving Commitment Percentage: 100%
Revolving Commitment Amount: $34,000,000
Term Loan Commitment Percentage: 100%
Term Loan Commitment Amount $15,000,000

ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.

By:	/s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer

SIGNATURE PAGE TO
AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT

EXHIBIT A
TERM NOTE

See Attached.

EXHIBIT TO A
AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT

EXHIBIT B
UPDATED SCHEDULES

See Attached.

EXHIBIT TO B
AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT

EXHIBIT C
PRELIMINARY CLOSING CHECKLIST

See Attached.

EXHIBIT TO C
AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT

EXHIBIT D
REVOLVING CREDIT NOTE

See Attached.

EXHIBIT TO D
AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT